Microsoft PowerPoint - [05-12-2008 CRUI PPT draft v9]
Investor Presentation
May 2008
CHINA RUITAI INTERNATIONAL HOLDINGS CO. LTD.
RUITAI
www.ruitai.com
幻灯片 0 / 0 .. 28
自定义设计方案
中文(中国)

Contact:

China RuiTai International Holdings Co., Ltd.	CCG Investor Relations Crocker Coulson, President
Mr. Gang Ma, CFO	crocker.coulson@ccgir.com
fcmagang@163.com	Phone: 646-213-1915
Phone: 86 538 38 50 703	www.ccgirasia.com

For Immediate Release

China RuiTai Reports Third Quarter 2008 Financial Results

Tai’An, Shandong Province, China – Nov. 18, 2008 – China RuiTai International Holdings Co., Ltd. (OTC Bulletin Board: CRUI) (“China RuiTai” or “the Company” ), a leading producer and distributor of cellulose ether products in the People's Republic of China (“PRC”), today announced its financial results for the third quarter ended September 30, 2008.

Third Quarter 2008 Highlights

-- Revenues increased 2.0% year-over-year to $12.7 million and 29.4% sequentially

-- Gross profit increased 45.7% year-over-year to $2.7 million and 47.4% sequentially

-- Gross margin improved to 31.8%, from 22.2% for the same period last year

-- Operating income increased 92.9% year-over-year to $2.6 million

-- Net income increased 133.7% year-over-year to $1.7 million, or $0.06 per fully diluted share, from $0.7 million, or $0.03 per fully diluted share, a year ago

-- Added 300 new customers

Third Quarter 2008 Results

“We increased manufacturing to make up for restricted production during the Beijing Olympics, and our capacity utilization rate climbed to about 75% in the third quarter,” said Mr. Dianmin Ma, Chairman and Chief Executive Officer of China RuiTai. “Our strategic shift to high-end products resulted in an increase in average selling prices. This, coupled with a decrease in raw materials prices, improved our gross margin. While order volume from overseas markets started to decline in October, prices held steady during the third quarter and export sales increased over the third quarter of 2007 due to growing demand from the PVC industry. Demand from the domestic market has grown steadily as we added another 300 new customers in the third quarter.”

During the third quarter revenues were $12.7 million, up 2.0% from $12.5 million in the third quarter of 2007.  The Company sold 2,047 metric tons of cellulose ether products in 10 categories compared to 2,497 metric tons in 11 categories a year ago. Hydroxypropyl Methyl Cellulose (HPMC), our high-end product, continued to be the best-selling product, accounting for 83% of total revenues.  During the third quarter of 2008, the Company exported approximately 670 metric tons of cellulose ether products to overseas markets, an 80% increase compared to volume in the same period last year.

Gross profit for the third quarter of 2008 was $4.0 million, compared to $2.8 million in the same period of the prior year.  Gross margin was 31.8% for the third quarter of 2008, up from 22.2% for the prior year period.  Management attributes the improved gross profit margin to a decline in purified cotton prices, which decreased by 20% in the third quarter. Purified cotton accounts for 45% of total production cost. In addition, the improved product mix and strategic focus on higher-end products helped to increase gross margin.

Operating expenses were $1.4 million in the third quarter of 2008, down slightly from a year ago. An increase in general and administrative expenses was offset by lower selling expenses, which resulted from lower sales volumes. As a result of the economic slow down, the Company anticipates that operating expenses will decrease further. With a well-established brand name in China, the Company only targeted major industry exhibitions during the quarter, thereby reducing the number of exhibitions attended. As a result, advertising expenses decreased from the prior year.

Operating income for the third quarter of 2008 was $2.6 million, or 20.8% of revenues, compared to $1.4 million, or 11.0% of revenues, in the same quarter of 2007.

Net income for the third quarter of 2008 was $1.7 million, or $0.06 per fully diluted share, compared to $0.7 million, or $0.03 per fully diluted share, for the third quarter of 2007.

Nine Month 2008 Results

Revenues for the first nine months of 2008 were $32.0 million, up 10.0% from $29.0 million in the same period of 2007. Gross profit was $9.8 million, or 30.6% of revenues, up from $8.8 million, or 30.3% of revenues, in the first nine months of 2007. Operating income was $6.1 million, or 19.2% of revenues, compared to $5.8 million, or 20.0% of revenues, in the same period of 2007. Net income for the first nine months of 2008 was $3.9 million, compared to net income of $3.5 million, in the same period a year ago. Diluted earnings per share were $0.15, compared with $0.15 per diluted share in the same period a year ago.

Financial Condition

At September 30, 2008, the Company had cash and cash equivalents of $4.6 million, accounts receivable were $6.7 million and total assets of $89.4 million.  At September 30, 2008, the Company had short-term debt of $23.5 million, bank checks payable of $35.9 million and shareholders’ equity of $14.6 million.  The Company generated $10.9 million in cash flow from operating activities during the first nine months of 2008, primarily through and increase in bank checks payable used to pay suppliers and net income.  The Company had capital expenditures of $1.8 million, primarily for purchases of equipment for its new biopolyscharide facility.

Recent Events

In October, 2008, China RuiTai announced that it completed the construction of its new plant for manufacturing biopolysaccharide. Production is expected to begin by the end of 2008. Biopolysaccharide is a water-soluble and viscous polysaccharide that can be made into film and fiber and applied as a functional additive in various products, such as medicine capsules, food, and food wrapping films. The new two-story 4000 square-meter plant will be capable of producing 100 tons of biopolysaccharide per year.

Business Outlook

“We expect demand for our products in the domestic market to increase next year since China has reacted quickly to financial crisis and will implement a stimulus package,” said Mr. Ma. “Once the government’s plan is in place sales volumes will return to normal levels. For the export market, we expect volumes to remain soft until January or February of 2009. In the short term, we expect that sales volume in the fourth quarter will decrease by about 5%-10% due to the economic slowdown, but remain confident that the situation will improve once the government’s stimulus package takes hold.”

Going forward, the Company expects biopolysaccharide to improve its product mix it begins to ramp up production. Management expects biopolysaccharide to generate gross margins of approximately 60%-70%. The Company will start trial production of biopolysaccharide in December, 2008, and management expects to run real production beginning in February, 2009. Due to the large demand perceived in the domestic market, management believes that demand for its product will be strong and expects to sell between 80-100 metric tons in 2009.  Management estimates a selling price for biopolysaccharide of RMB 200,000 (USD $29,300) per ton.

“As a result of anticipated lower sales in the fourth quarter, we estimate that 2008 revenue and net income will be roughly the same compared to 2007,” said Mr. Ma. “Our gross margin estimate for 2008 is 32% based on a decrease in raw materials prices and our focus on higher-margin products.”

Conference Call

The company will host a conference call at 8:00 a.m. ET on Tuesday, November 18, 2008, to discuss its financial results for the third quarter ended September 30, 2008. To participate in the event by telephone, please dial 888.419.5570 five to 10 minutes prior to the start time (to allow time for registration) and reference passcode 645 530 47. International callers should dial 617.896.9871 and enter the same conference ID number. A digital replay of the call will also be available on Tuesday, August 19 at approximately 11:00 a.m. EDT, through Tuesday, August 26 at midnight EDT. Dial 888.286.8010 and enter the conference ID number 616 313 81. International callers should dial 617.801.6888 and enter the same conference ID number.

About China RuiTai International Holdings Co., Ltd.

China RuiTai International Holdings Co., Ltd. (OTC BB: CRUI), through its operating subsidiary, is engaged in the production, sales, and exportation of deeply processed chemicals, with a primary focus on non-ionic cellulose ether products. Cellulose ether is an organic chemical that acts as a thickener and dissolves in water and other organic solvents. The Company is one of the largest non-ionic cellulose ether producers in China delivering products for the pharmaceutical, PVC manufacturing, construction industry, the personal care market and oil field exploration and recovery industries.  China RuiTai exports to United States, Europe, India, Japan, and South East Asia.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to the company’s ability to complete product orders, coordinate product design with its customers, ability to expand and grow its distribution channels, political and economic factors in the People’s Republic of China, the company’s ability to find attractive acquisition candidates, dependence on a limited number of larger customers and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The company undertakes no obligation to publicly update or revise any forward- looking statements, whether as a result of new information, future events or otherwise.

-

Financial Tables Follow -

CHINA RUITAI INTERNATIONAL HOLDINGS CO., LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
	September 30,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$4,594,347	$4,166,713
Bank checks and commercial paper	1,732,239	621,204
Accounts receivable, net	6,692,791	3,053,295
Due from unaffiliated suppliers	656,669	1,112,948
Prepaid expenses	2,884,607	2,876,820
Inventory	8,609,951	6,656,028
Advance to employees	251,306	113,297
Restricted cash	22,815,131	14,738,564
Due from a related party-current portion	11,712,980	4,448,878
Total current assets	59,950,021	37,787,747

Property and Equipment, net	13,115,405	11,306,271

Land use right, net	5,112,045	4,859,620

Long-term investment	886,639	830,984

Due from a related party	10,380,715	10,380,715

Total Assets	$89,444,825	$65,165,337

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Bank loan	$23,477,413	$19,269,317
Bank checks payable	35,885,692	22,059,772
Accounts payable and accrued expenses	6,482,079	7,657,437
Taxes payable	5,074,824	3,560,918
Deferred revenue	1,042,918	737,027
Due to employees	1,795,925	1,265,898
Employee security deposit	955,918	810,802
Total Current Liabilities	74,714,769	55,361,171

Minority Interest	144,927	98,053

Shareholders' Equity:
Preferred stock, par value $0.001, 10,000,000 shares authorized,
authorized, no shares outstanding	-	-
Common stock, par value $0.001, 50,000,000 shares authorized,
26,000,000 shares issued and outstanding as of
September 30, 2008 and December 31, 2007	26,000	26,000
Additional paid-in capital	2,908,171	2,366,171
Unamortized contractual services costs	(303,522)	-
Statutory Reserves	1,042,355	1,042,355
Retained earnings	9,609,338	5,700,875
Accumulated other comprehensive income	1,302,787	570,712
Shareholders' Equity	14,585,129	9,706,113
Total Liabilities and Shareholders' Equity	$89,444,825	$65,165,337

CHINA RUITAI INTERNATIONAL HOLDINGS CO., LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues
Sales	$12,716,798	$12,474,708	$31,962,737	$29,063,171
Costs of Sales	8,678,426	9,702,507	22,174,756	20,255,655
Gross Profit	4,038,372	2,772,201	9,787,981	8,807,516

Operating Expenses

Selling expenses
Sales commission	149,493	208,143	474,407	441,182
Freight-out	289,765	239,926	670,688	700,368
Adverting	16,262	146,505	33,695	176,655
Travel and entertainment	23,618	39,545	86,704	220,485
Other selling expenses	24,330	61,831	101,786	154,631
Total selling expenses	503,468	695,950	1,367,280	1,693,321

General and administrative expenses
Payroll and employees benefits	119,775	102,588	392,549	196,924
Insurance	7,937	1,790	171,765	152,917
Consultant fees	167,398	-	455,122	-
Office expenses	194,206	429,295	472,081	560,701
Taxes	71,258	43,793	175,017	91,113
Travel and entertainment	50,303	41,836	202,985	144,212
Other general and administrative	105,506	86,784	213,548	138,128
Total General and Administrative Expenses	716,383	706,086	2,083,067	1,283,995

Total Operating Expenses	1,219,851	1,402,036	3,450,347	2,977,316

Income (Loss) from Operation	2,818,521	1,370,165	6,337,634	5,830,200

Other Income (Expense)
Interest income	461,173	69,894	1,182,170	165,469
Interest expense	(1,052,253)	(425,346)	(2,234,495)	(1,111,787)
Government subsidies	171,885	-	171,885	-
Gain (Loss) on foreign currency transactions	(168,111)	-	(203,073)	-
Other income (expense)	1,576	5,490	9,801	102,525
Total other income (expense)	(585,730)	(349,962)	(1,073,712)	(843,793)

Income (Loss) before Provision
Income Tax and Minority Interest	2,232,791	1,020,203	5,263,922	4,986,407

Provision for Income Tax	558,198	306,061	1,315,980	1,495,923

Income before Minority Interest	1,674,593	714,142	3,947,942	3,490,484

Minority Interest	(16,746)	(7,142)	(39,479)	(34,905)

Net Income	1,657,847	707,000	3,908,463	3,455,579

Other Comprehensive Income (Loss)
Effects of Foreign Currency Conversion	41,539	98,036	732,075	235,723

Comprehensive Income (Loss)	$1,699,386	$805,036	$4,640,538	$3,691,302

Earnings per share during the period
Basic	$0.06	$0.03	$0.15	$0.15
Diluted	$0.06	$0.03	$0.15	$0.15

CHINA RUITAI INTERNATIONAL HOLDINGS CO., LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the Nine Months Ended
	September 30,
	2008	2007
	(unaudited)	(unaudited)
Operating Activities

Net income (loss)	$3,908,463	$3,455,579
Adjustments to reconcile net income (loss) to
net cash provided (used) by operating activities:
Minority interest	39,479	34,905
Depreciation	503,881	516,217
Amortization of land use rights	51,444	71,407
Amortization of contractual service costs	238,478	-
Changes in operating assets and liabilities:
(Increase)/Decrease in bank checks and commercial paper	(1,047,463)	(1,173,564)
(Increase)/Decrease in accounts receivable	(3,364,446)	(3,824,094)
(Increase)/Decrease in prepaid expenses	181,090	(514,684)
(Increase)/Decrease in inventory	(1,477,159)	1,029,972
(Increase)/Decrease in advance to employees	(127,742)	(818,838)
Increase/(Decrease) in accounts payable
and accrued expenses	(1,653,536)	2,114,397
Increase/(Decrease) in bank checks payable	12,094,828	3,561,271
Increase/(Decrease) in taxes payable	1,249,217	1,372,311
Increase/(Decrease) in deferred revenue	251,260	1,708,351
Increase/(Decrease) in employee security deposit	88,947	76,544
Net cash provided (used) by operating activities	10,936,740	7,609,774

Investing Activities

Purchase of fixed assets	(1,753,506)	(4,605,079)
Loans to unaffiliated suppliers	-	(538,773)
Payback of loans to unaffiliated suppliers	519,915	-
Loans to a related party	(6,142,086)	(5,504,763)
Net cash (used) by investing activities	(7,375,677)	(10,648,615)

Financing Activities

Bank loans	2,857,610	2,538,231
Decrease (Increase) in restricted cash to secure bank checks	(6,943,834)	(2,333,959)
Loans from employees	436,098
Payback of loans from employees	-	(276,074)
Net cash provided (used) by financing activities	(3,650,126)	(71,802)

Increase (decrease) in cash	(89,063)	(3,110,643)
Effects of exchange rates on cash	516,697	52,610
Cash at beginning of period	4,166,713	6,286,289
Cash at end of period	$4,594,347	$3,228,256

Supplemental Disclosures of Cash Flow Information:
Cash paid (received) during year for:
Interest	$2,307,952	$996,717
Income taxes	$394,386	$600,832

###